Exhibit 107
Calculation of Filing Fee Tables
Form
F-3
(Form Type)
BCE Inc.
(Exact Name of Registrant as Specified in Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Shares of BCE Inc.	457(c)	25,000,000 (1)	US$26.72	US$668,000,000.00	0.00015310	US$102,270.80

Total Offering Amounts								US$102,270.80

Net Fee Due								US$102,270.80

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares that may be issued as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Shares.

(2)	Estimated solely for purposes of calculating the registration fee.